EXHIBIT 99.1

ChinaCast Education Corporation Reports First Quarter 2009 Financial Results

 * Quarterly Revenue Increased 33% Year-Over-Year(1)
 * Quarterly Net Income Attributable to the Company Increased 146%
   Year-Over-Year
 * Quarterly EBITDA (non-GAAP) Increased 165% Year-Over-Year

BEIJING, May 11, 2009 (GLOBE NEWSWIRE) -- ChinaCast Education Corporation (the "Company" or "ChinaCast") (Nasdaq:CAST), a leading for-profit, post-secondary and e-learning services provider in China, today announced its financial results for the first quarter ended March 31, 2009.

Highlights for the First Quarter Ended March 31, 2009

 * Total revenue for the quarter increased 33% year-over-year to
   $11.3 million from $8.5 million.
 * Gross profit for the quarter increased 67% year-over-year to
   $6.8 million from $4.1 million. Gross profit margin for the quarter was 60% compared to 48% in the first quarter of 2008.
 * Net income attributable to the Company for the quarter increased
   146% year-over-year to $2.9 million from $1.2 million. Net income margin for the quarter was 26% compared to 14% in the first quarter of 2008. Adjusted net income excluding share based compensation expenses (non-GAAP) for the quarter increased 56% year-over-year to
   $3.9 million from $2.5 million. Adjusted net income margin excluding share based compensation expenses (non-GAAP) for the quarter was 34% compared to 29% in the first quarter of 2008.
 * EBITDA (non-GAAP) for the quarter increased 165% year-over-year to
   $6.7 million from $2.5 million. EBITDA margin (non-GAAP) for the quarter was 59% compared to 30% in the first quarter of 2008.
 * Diluted earnings per share for the quarter were $0.08 compared to
   $0.04 in the first quarter of 2008. Adjusted diluted earnings per share excluding share based compensation expenses (non-GAAP) for the quarter were $0.11 compared to $0.09 in the first quarter of
   2008.
 * As of March 31, 2009, the Company reported cash, cash equivalents and term deposits of $86.9 million.

"ChinaCast delivered another strong quarter of revenue growth and improved profitability as we are now providing post-secondary education services to over 11,000 on-campus and 135,000 distance learning students throughout China," said Ron Chan, Chairman and Chief Executive Officer. "As in the USA and other countries, we continue to see healthy growth in the higher education sector in China as students continue to improve their job skills to compete in a tight labor market. The investments we have made in our business are yielding solid improvements in all of our financial operating metrics and we expect this momentum to accelerate with our recently announced MOU to acquire an additional accredited university in China which will further expand our degree offerings while driving future growth. We remain optimistic on the long term growth of the industry and our position as a leading for-profit, post-secondary education service provider."

First Quarter 2009 Financial Results

ChinaCast is organized into two business segments: the E-Learning Group ("ELG"), encompassing the Company's e-learning education service businesses, and the Traditional University Group ("TUG"), offering accredited bachelor and diploma degree programs to students from the Foreign Trade and Business College (FTBC) campus in Chongqing.

Total Revenues - In the first quarter of 2009, total revenue increased 33% year-over-year to $11.3 million from $8.5 million. The Company's total revenue is comprised of service and equipment revenue. Service revenue for the quarter increased 90% year-over-year to $10.9 million from $5.7 million while equipment revenue decreased 85% year-over-year to $0.4 million from $2.8 million. The Company also reports revenue by its two business segments, ELG and TUG:

 * ELG Revenue - ELG revenue for the quarter decreased 18%
   year-over-year to $6.9 million from $8.5 million, primarily due to a large decrease in equipment sales. ELG revenue is further comprised of the following three business services:

   -- Post Secondary Education Distance Learning: Revenue from Post
      Secondary Education Distance Learning Services increased 17%
      year-over-year to $3.8 million from $3.3 million. The total number of post-secondary students enrolled in courses using the
      Company's distance learning platforms increased to 135,000 as of
      September 30, 2008.
   -- K-12 and Content Delivery: Revenue from K-12 and Content
      Delivery Services increased 5% year-over-year to $2.4 million from $2.3 million. The number of subscribing schools for K-12 distance learning services has stabilized at 6,500.
   -- Vocational Training, Enterprise/Government Training and
      Networking and English Training Services: Revenue from this segment decreased 75% year-over-year to $0.8 million from
      $3.0 million mainly due to a decrease in equipment sales and the change of the business model in English Training service.

 * TUG Revenue - TUG was newly established in the second quarter of
   2008 after the acquisition of Hai Lai, the holding company of the
   Foreign Trade and Business College of Chongqing Normal University
   ('FTBC'). TUG total revenue for the quarter was $4.4 million comprised of $3.9 million of tuition revenue and $0.5 million of other revenue (mainly accommodation and catering revenue). In the first quarter of 2009, FTBC had approximately 11,000 students enrolled.

Gross Profit and Gross Margin - Gross profit for the quarter increased 67% year-over-year to $6.8 million from $4.1 million. Gross profit margin for the quarter was 60% compared to 48% in the first quarter of 2008.

Net Income, Net Income Margin - Net income attributable to the Company for the quarter increased 146% year-over-year to $2.9 million from $1.2 million. Net income margin for the quarter was 26% compared to 14% in the first quarter of 2008. Adjusted net income excluding share based compensation expenses (non-GAAP) for the quarter increased 56% year-over-year to $3.9 million from $2.5 million. Adjusted net income margin excluding share based compensation expenses (non-GAAP) for the quarter was 34% compared to 29% in the first quarter of 2008.

EBITDA and EBITDA Margin - EBITDA (non-GAAP) for the quarter increased 165% year-over-year to $6.7 million from $2.5 million. EBITDA margin (non-GAAP) for the quarter was 59% compared to 30% in the first quarter of 2008.

Diluted EPS - Diluted earnings per share for the quarter were $0.08 compared to $0.04 in the first quarter of 2008. Diluted earnings per share excluding share based compensation expenses (non-GAAP) for the quarter were $0.11 compared to $0.09 in the first quarter of 2008. The weighted average number of shares used in the computation was 35,648,251 and 28,292,257 for the first quarter of 2009 and the first quarter of 2008, respectively.

Cash and Bank Balances together with Term Deposits - Cash and bank balances together with term deposits totaled $86.9 million as of March 31, 2009, compared to $86.7 million as of December 31, 2008.

Free Cash Flow - Free cash flow is a non-GAAP measure defined as net cash provided by operating activities minus purchase of property and equipment. Net cash provided by operating activities for the quarter decreased to $0.006 million compared to $1.9 million in the first quarter of 2008. In the first quarter of 2009, there was an increase in accounts receivables in the current period and a considerable part of the revenue recognized, in particular the revenue of the TUG, was received in previous periods. Payments received before recognition of revenue are recorded as deferred revenue while payments not received at the time goods and service have been provided are recorded as accounts receivable. Purchase of property and equipment for the quarter was $0.7 million compared to $0.09 million in the first quarter of 2008. Thus, free cash outflow (non-GAAP) for the quarter was $0.6 million compared to free cash inflow of $1.8 million in the first quarter of 2008, a 136% decrease year-over-year.

Financial Outlook for 2009

As stated previously, for the full year ending December 31, 2009, the Company estimates that total revenue will be between $49 million to $51 million and adjusted net income (non-GAAP) between $14 million to $16 million, which does not include shared-based compensation and impairment charges. In addition, this guidance does not include the anticipated contribution from the pending university acquisition. This is the Company's current and preliminary view, which is subject to change.

Conference Call Information

ChinaCast's management team will host an earnings conference call at 8 AM on Tuesday, May 12, 2009, U.S. Eastern Time (8 PM on May 12, 2009, Beijing/Hong Kong Time). The dial-in details for the earnings conference call are as follows:

 U.S./Canada Toll Free: +1-877-719-9786
 International: +1-719-325-4807

A replay of the conference call will be available at the following numbers from 11:00 am Tuesday, May 12, 2009, U.S. Eastern Time, until 11:30 pm Tuesday, May 26, 2009, U.S. Eastern Time.

 U.S./Canada Toll Free: +1-888-203-1112
 International: +1-719-457-0820
 Pass Code: 7395430

Additionally, a live and archived version of the earnings call will be available at www.chinacasteducation.com. Please access the website approximately 10 minutes prior to the start time in order to download and install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides its post-secondary degree programs through its 80% ownership in the holding company of the Foreign Trade and Business College (or "FTBC") of Chongqing Normal University. FTBC offers career-oriented bachelor's degree and diploma programs in business, economics, trade, tourism management, advertising, language, IT and music. These degree and diploma programs are fully accredited by the PRC Ministry of Education. The Company provides its e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The company is listed on the NASDAQ with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10K for the fiscal year ended December 31, 2008. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income, adjusted net-income margin, adjusted EPS (basic and diluted), EBITDA, EBITDA margin and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures" included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our "recurring core business operating results." These non-GAAP financial measures exclude from our operating performance not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(1) The US dollar figures presented in this release are derived from the corresponding RMB figures from the Company's Form 10Q for the quarters ended March 31, 2009, and March 31, 2008, and are based on the historical exchange rate of US$1.0 = 6.8 RMB at March 31, 2009, and US$1.0 = 7.0 RMB at March 31, 2008, respectively.

 CHINACAST EDUCATION CORPORATION
 CONSOLIDATED BALANCE SHEETS
 (In thousands, except share-related data)

                                                   As of       As of
                                                 31/3/2009  31/12/2008
                                                  US'000      US'000
                                                ----------------------
 ASSETS
 Current assets:
 Cash and cash equivalents                          12,944     32,372
 Term deposits                                      73,927     54,265
 Accounts receivable                                 6,902      4,791
 Inventory                                             206        209
 Prepaid expenses and other current assets             948      1,322
 Amount due from related parties                       248        366
                                                ----------------------
 Total current assets                               95,175     93,325
                                                ----------------------

 Non-current assets:
 Non-current deposits                                  144        101
 Plant and equipment, net                           41,149     41,762
 Land use rights, net                               17,814     17,909
 Acquired intangible assets, net                     4,006      4,607
 Long term investments                                 729        768
 Non-current advances to a related party            15,338     16,208
 Goodwill                                           45,784     45,784
 Total assets                                      220,139    220,464
                                                ======================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
 Account payable                                     2,012      1,686
 Accrued expenses and other current liabilities     18,950     19,530
 Deferred revenues                                   7,537     12,408
 Amount due to related party                           124        166
 Income taxes payable                                7,960      7,440
 Current portion of long term bank borrowings       11,529      2,941
 Current portion of capital lease obligation           200        175
 Other borrowings                                      161        161
                                                ----------------------
 Total current liabilities                          48,473     44,507
                                                ----------------------
 Non-current liabilities:
 Long-term bank borrowings                              --      8,588
 Capital lease obligation, net of current
  portion                                              180        194

 Deferred tax liabilities                            2,999      3,093
 Unrecognized tax benefits                           6,846      6,561
 Total non-current liabilities                      10,025     18,436
                                                ----------------------
 Total liabilities                                  58,498     62,943
                                                ----------------------
 Shareholders' equity:
 Ordinary shares                                         4          4
 Additional paid-in capital                        140,431    139,464
 Statutory reserve                                   4,135      4,134
 Accumulated other comprehensive loss                 (920)      (802)
 Retained earnings                                  11,060      8,165
                                                ----------------------
 Total ChinaCast Education Corporation
  shareholders' equity                             154,710    150,965
 Noncontrolling interest                             6,931      6,556
                                                ----------------------
 Total shareholders' equity                        161,641    157,521
                                                ----------------------
 Total liabilities and shareholders' equity        220,139    220,464
                                                ======================

 CHINACAST EDUCATION CORPORATION
 CONSOLIDATED STATEMENT OF OPERATIONS
 (In thousands, except share-related data)

                                        3 months    3 months
                                         ended       ended       YoY
                                        31/3/2009   31/3/2008  %change
                                         US'000      US'000      +(-)
 Revenue
  Service                                 10,891       5,744       90%
  Equipment                                  423       2,755      -85%
                                      -----------------------
                                          11,314       8,499       33%
 Cost of sales
  Service                                 (4,109)     (1,712)     140%
  Equipment                                 (417)     (2,730)     -85%
                                      -----------------------
                                          (4,526)     (4,442)       2%
 Gross profit                              6,788       4,057       67%
 Operating (expenses) income:
 Selling and marketing expenses             (277)       (498)     -44%
 General and administrative expenses      (2,639)     (2,602)       1%
 Foreign exchange gain (loss)                 25         (66)    -138%
 Management service fee                      142         114       25%
 Other operating income                       74          --
                                      -----------------------
 Total operating expenses, net            (2,675)     (3,052)     -12%

 Income from operations                    4,113       1,005      309%
 Interest income                             340         836      -59%
 Interest expense                           (214)         (1)  21,300%
                                      -----------------------
 Income before provision for income
  taxes and loss in equity                 4,239       1,840      130%
  investments
 Provision for income taxes                 (930)       (551)      69%
                                      -----------------------
 Income before loss in equity
  investments                              3,309       1,289      157%
 Loss in equity investments                  (39)        (58)     -33%
                                      -----------------------
 Net income                                3,270       1,231      166%
 Less: Net income attributable to
  non-controlling interest                  (375)        (55)     582%
                                      -----------------------
 Net income attributable to ChinaCast
  Education Corporation                    2,895       1,176      146%
                                      =======================

 Net income attributable to ChinaCast
  Education Corporation per share
  Basic (US$)                               0.08        0.04      100%

  Diluted (US$)                             0.08        0.04      100%

 Weighted average shares used in
  computation
  Basic                               35,648,251  27,297,256
  Diluted                             35,648,251  28,292,257

 CHINACAST EDUCATION CORPORATION
 CONSOLIDATED STATEMENT OF CASH FLOWS
 (In thousands, except share-related data)

                                                 3 months    3 months
                                                   ended       ended
                                                 31/3/2009   31/3/2008
                                                  US'000      US'000
 Cash flows from operating activities
 Net income                                          3,270      1,231
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                      1,582        203
  Share-based compensation                             967      1,302
  Loss in equity investments                            39         58
 Changes in assets and liabilities:
 Accounts receivable                                (2,107)    (2,696)
 Inventory                                               3          3
 Prepaid expenses and other current assets             373       (297)
 Non-current deposits                                  (43)       120
 Amount due from related parties                       118        (29)
 Accounts payable                                      326        900
 Accrued expenses and other current liabilities       (320)       478
 Deferred revenues                                  (4,870)       114
 Amount due to related parties                         (43)        --
 Income taxes payable                                  520        459
 Deferred taxes liabilities                            (94)        --
 Unrecognized tax benefits                             285         18
                                                ----------------------
 Net cash provided by operating activities               6      1,864
                                                ----------------------

 Cash flows from investing activities:
 Advances to related parties                        (2,941)        --
 Repayment from advance to related parties           3,812      1,260
 Purchase of property and equipment                   (643)       (92)
 Term deposits                                     (19,662)    (3,473)
                                                ----------------------
 Net cash used in investing activities             (19,434)    (2,305)
                                                ----------------------

 Cash flows from financing activities:
 Exercise of warrants                                   --         50
 Repayment of capital lease obligation                  --         (5)
                                                ----------------------
 Net cash provided by financing activities              --         45
                                                ----------------------

 Effect of foreign exchange rate changes                --         (3)
 Net decrease in cash and cash equivalents         (19,428)      (399)
 Cash and cash equivalents at beginning of
  period                                            32,372     19,801
                                                ----------------------
 Cash and cash equivalents at end of period         12,944     19,402
                                                ======================

 Reconciliations of non-GAAP results of operations
 measures to the nearest comparable GAAP measures

                                       3 months     3 months   Year on
                                        ended        ended      Year %
                                       31/3/2009   31/3/2008    Change
                                       US$ '000     US$ '000    +/(-)
                                      --------------------------------
 Gross Profit                              6,788       4,057       67%
 Gross Profit Margin                          60%         48%

 Net Income Attributable to the Company    2,895       1,176      146%
  Depreciation and Amortization            1,582         203      679%
  Shared Based Compensation                  967       1,302      -26%
  Interest Income                           (340)       (836)     -59%
  Interest Expense                           214           1   37,293%
  Provision for Income Taxes                 930         551       69%
  Loss in Equity Investments                  39          58      -33%
  Non-controlling Interest                   375          55      586%
 EBITDA                                    6,662       2,510      165%
 EBITDA Margin                               59%         30%

 Net Income Attributable to ChinaCast
  Education Corporation                    2,895       1,176      146%
  Shared Based Compensation                  967       1,302      -26%
 Adjusted Net Income                       3,862       2,478       56%
 Net Income Margin                            26%         14%
 Adjusted Net Income Margin                   34%         29%

 Fully Diluted Shares                 35,648,251  28,292,257
 EPS (Diluted, US$)                         0.08        0.04
 Adjusted EPS (Diluted, US$)                0.11        0.09

 Net Cash Provided by Operating
  Activities                                   6       1,864     -100%
 Purchase of Property and Equipment         (643)        (92)     601%
                                            -----        ----
 Free Cash Flow                             (637)      1,772     -136%

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer
          +1-347-482-1588
          mjsantos@chinacasteducation.com
          www.chinacasteducation.com

          HC International
          Ted Haberfield, Executive Vice President
          +1-760-755-2716
          thaberfield@hcinternational.net